Exhibit 10.1

August 11, 2024

Brian R. Niccol

Via electronic mail

Dear Brian,

On behalf of the Board of Directors of Starbucks Corporation (the “Board”), it is my pleasure to offer you the position of Chairman and Chief Executive Officer (“CEO”) of Starbucks Corporation, effective upon your start date, which is expected to be September 9, 2024 (and with your actual start date, hereinafter, the “Start Date”).

In your capacity as Chairman and CEO, you will report directly to the Board and will have all the duties and obligations commensurate with your position. You will be appointed to the Board of Directors as Chairman, and you will be nominated for re-election to the Board of Directors at the following meeting of our shareholders.

The principal terms and conditions of your offer are set forth in the Annex attached to this letter, provided that your payroll and benefits may be provided through a subsidiary. In addition, you will be subject to the terms and conditions of the Company’s policies that are generally applicable to its senior executives, as in effect from time to time, including the following guidelines.

Stock Ownership

As a senior executive, our executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks Corporation stock within five (5) years of becoming subject to the guidelines (i.e., your start date). Your minimum required ownership level will be six (6) times your annual base salary. A copy of the guidelines will be provided to you.

Executive Life Insurance

As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life insurance coverage equal to three (3) times your annualized base salary, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base salary (for a total of five (5) times salary) up to a maximum additional life insurance benefit of $2,000,000.

Executive Physical Exam

You are eligible to participate in Starbucks’ executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please consult your Partner Resources contact.

Insider Trading

You will be prohibited from trading Starbucks’ securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with our Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you on your first day, and you will be required to sign a certificate that you have read and understood the policy.

Coffee and Dairy Hedging Policy

As an officer of Starbucks, you are prohibited from trading in coffee or dairy futures, options or similar instruments for your own account. If you have further questions, please consult your Partner Resources contact.

Restrictive Covenants Agreement

Your employment is contingent upon you executing on or prior to the Start Date, and thereinafter complying with, a Confidentiality, Non-Solicitation and Non-Competition Agreement, which will follow the form of Confidentiality, Non-Solicitation and Non-Competition Agreement enclosed herewith, except for any agreed upon modifications negotiated in good faith.

In order to accept this offer of employment, please execute the attached Annex and return same to us within two (2) business days.

On behalf of Starbucks and the entire team, I congratulate you and wish you the best in your new role. We look forward to a successful partnership.

Warm regards,

/s/ Mellody Hobson
Mellody Hobson
Independent Starbucks Board of Directors chair

Enc.	Confidentiality, Non-Solicitation and Non-Competition Agreement
Coffee Hedging Policy

2

ANNEX

STARBUCKS CORPORATION

MANAGEMENT COMPENSATION AND EMPLOYMENT

KEY TERMS

August 11, 2024

This Annex sets forth the principal terms and conditions, including title and compensation, of your employment by Starbucks Corporation (the “Company”).

Start Date and Title:	Your employment with the Company will commence no later than September 9, 2024 (with the actual date on which your employment with the Company commences, the “Start Date”). You will serve as Chief Executive Officer of the Company (the “CEO”) and Chairman of the Board of Directors of the Company (the “Board”), with duties and obligations commensurate with your position. You will be appointed as Chairman of the Board, and you will be nominated for re-election to the Board at the following meetings of shareholders. You will report directly to the Board.

Working Location; Temporary Expenses; Relocation:

During your employment with the Company, you will not be required to relocate to the Company’s headquarters (currently in Seattle, Washington). You agree to commute from your residence to the Company’s headquarters (and engage in other business travel) as is required to perform your duties and responsibilities.

From the Start Date until such time as you secure permanent secondary housing arrangements in Seattle, Washington (up to three months following the Start Date), the Company will pay directly, or reimburse you for, the costs of your reasonable temporary housing arrangements in Seattle, Washington and a driver to transport you as necessary while you are in Seattle, Washington.

If you decide to relocate to the Seattle, Washington area, you will be eligible for reimbursement for qualified relocation expenses to Seattle, Washington, pursuant to the Company’s relocation policy.

Remote Office:	Promptly following the Start Date, the Company will establish, with your assistance, a small remote office in Newport Beach, California. The Company will employ an assistant of your choosing for such office, subject to the reasonable consent of the Company. This office location will be maintained at the expense of the Company.

Base Salary:	Your base salary will be one-million-six-hundred-thousand-dollars ($1,600,000) per annum, pro-rated for any partial year based on actual days of employment. Your base salary will be reviewed annually in accordance with the Company’s policy for the review of the compensation of senior officers and may be increased in the discretion of the Board from time to time. Your base salary may not be decreased without your express written consent, unless the decrease is pursuant to (and consistent in percentage reduction with) a general compensation reduction applicable to all, or substantially all, executive officers of the Company (provided, that, the “substantially all” requirement will only be satisfied if such general compensation reduction applies to all of the Company’s other named executive officers (or their equivalent, if the Company’s securities cease to be publicly traded)). Base salary will be paid in accordance with the Company’s normal payroll practices as in effect from time to time.

Annual Incentive:

You will be eligible for an annual cash bonus opportunity, with a target of 225% of your base salary (the “Target Incentive”) and a maximum of 450% of your base salary, the amount of your annual cash bonus based on performance as determined in accordance with the Company’s Executive Management Bonus Plan (or any successor arrangements) and payment thereof subject to your continued service through the last day of the applicable performance period. Your annual cash bonus for FY2024 will be pro-rated based on your Start Date and, notwithstanding anything to the contrary in the foregoing, will be calculated by multiplying (i) the annual cash bonus due based on actual performance for FY2024 by (ii) a fraction, (A) the numerator of which is the number of calendar days from the Start Date through September 30, 2024, and (B) the denominator of which is 366.

The FY2024 annual incentive design is as follows:

•  100% Company/Business Performance

•  40% Revenue

•  60% Operating Income

FY2025 LTIP:

Commencing in FY2025, you will be eligible for annual equity awards (on a fiscal year basis) with a target grant date fair value of twenty-three-million-dollars ($23,000,000), pursuant to the terms of the Company’s 2005 Long-Term Equity Incentive Plan, as amended and restated (the “LTIP”) (or successor arrangements), and applicable award agreements. Grants for FY2025 will be made in accordance with the Company’s normal annual equity grant cycle, which is anticipated to be in November 2024. For your information, for our NEOs in FY2024, 60% of the target grant value was delivered in performance-based RSUs (“PRSUs”) and 40% of the target grant value was delivered in time-based RSUs (“RSUs”).

For your information, the annual PRSU awards for FY2024 are eligible to vest at the end of the three-year performance period based on the Company’s performance against annual EPS goals, with payouts modified by performance measured by relative total shareholder return (“rTSR”) versus the S&P 500, talent and sustainability goals.

For your information, the annual RSU awards for FY2024 are eligible to vest ratably 25% per year over a four-year period beginning on the date of grant.

Signing Bonus:	You will receive a ten-million-dollar ($10,000,000) cash signing bonus (the “Signing Bonus”), in consideration for cash incentive opportunities that you are forfeiting by leaving your current employer, as well as your equity that would have vested within approximately the next six months. Subject to your continued employment with the Company through the applicable payment date, 50% of the Signing Bonus will be paid on the next payroll date immediately following the one-month anniversary of your Start Date, with the remaining 50% of the Signing Bonus paid on the next payroll date immediately following the six-month anniversary of your Start Date; provided that, if your employment with the Company is terminated (i) by the Company without Cause, (ii) due to your death or Disability (as defined in the LTIP), or (iii) by you for Good Reason, and you execute a customary separation and release agreement in a form reasonably acceptable to the Company (which agreement will not impose upon you any restrictions that are in addition to those to which you are subject immediately prior to the termination date), any unpaid portion of the Signing Bonus will be paid to you within 60 days following the termination date.

Replacement Grant:

You will receive a grant of Company equity in consideration of equity that you are forfeiting by leaving your current employer (the “Replacement Grant”). The Replacement Grant will be for a number of shares of common stock of the Company with a targeted grant date fair value of seventy-five-million-dollars ($75,000,000) calculated using the per share closing price of the Company’s common stock on August 9, 2024; provided, however, that the number of shares covered by the Replacement Grant will be subject to adjustment, such that in no event will the Replacement Grant have a grant date fair value (i) exceeding eighty-million-dollars ($80,000,000) or (ii) less than seventy-five-million-dollars ($75,000,000), in each case, calculated using the per share closing price of the Company’s common stock on the date of grant, which will be on, or as soon as practicable following, the Start Date.

The Replacement Grant will be delivered 60% in the form of PRSUs and 40% in the form of RSUs, pursuant to the terms of the LTIP and applicable award agreements, which will be consistent in all respects with the terms set forth herein (including, for the avoidance of doubt, the terms set forth in the section titled “Effect of Termination on Replacement Grant”).

•  The PRSUs will be eligible to vest based on the Company’s rTSR compared to the S&P 500 over a three-year period beginning on your Start Date, in accordance with the following schedule:

•  75th percentile: 200% of target

•  65th percentile: 100% of target

•  40th percentile: 50% of target

•  The percentage of the target number of PRSUs that vests will be determined using linear interpolation between the above points

•  The RSUs will vest ratably over three years, with one-third of the award vesting on each of the first, second and third anniversaries of the Start Date, provided that you remain employed with the Company through the applicable vesting dates (except as set forth below in the section titled “Effect of Termination on Replacement Grant”).

Termination:

As of the Start Date, you will participate in the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”). You will execute the corresponding Participation Agreement, and such Participation Agreement will reflect that the definition of “Resignation (or Resign) for Good Reason” set forth below will replace such definition in the Severance Plan as it applies to you. Further, a Resignation for Good Reason will constitute a Qualifying Termination (as defined in the Severance Plan) under the Severance Plan, whether prior to, in connection with or following a Change in Control (as defined in the Severance Plan).

“Resignation (or Resign) for Good Reason” shall mean any voluntary termination, by written resignation, of the Active Status of the Participant because of: (a) a material reduction in the Participant’s duties, authority or responsibilities as Chief Executive Officer (without regard to the Participant’s role as Chairman of the Board), other than by reason of the Company having become a part of a larger organization where the Participant continues to perform the core aspects of the Participant’s Chief Executive Officer role with respect to the business of the Company; (b) a material reduction in the Participant’s base salary, unless the material reduction is pursuant to (and consistent in percentage reduction with) a general compensation reduction applicable to all, or substantially all, executive officers of the Company (provided, that, the “substantially all” requirement will only be satisfied if such general compensation reduction applies to all of the Company’s other named executive officers (or their equivalent, if the Company’s securities cease to be publicly traded)); (c) unless the Participant works, or is permitted to work, remotely, the relocation of the Participant’s primary work location more than 50 miles from the Participant’s then-primary work location; or (d) if the Participant works, or is permitted to work, remotely, a material change to such remote work accommodation, which will be deemed to have occurred if the Participant is no longer permitted to work remotely (subject to reasonable business travel as necessary to perform the Participant’s duties and responsibilities); provided that, the Participant shall not be deemed to have Resigned for Good Reason unless the Participant (x) notifies the Company of the existence of the condition giving rise to a Resignation for Good Reason within 90 days of the date on which the Participant first knew of the initial existence of such condition, (y) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates employment promptly after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Participant’s actual termination), then any Resignation for Good Reason by the Participant on account of such condition will not be a Resignation for Good Reason.

Effect of Termination on Replacement Grant:

If your employment with the Company is terminated (i) by the Company without Cause, (ii) due to your death or Disability, or (iii) by you for Good Reason, at any time:

•  100% of the Replacement Grant RSUs will continue to vest in accordance with the original vesting schedule, but without the requirement of continued employment; and

•  100% of the Replacement Grant PRSUs will be eligible to vest in full in accordance with the original performance multipliers, such that you may vest in up to 200% of the target number of Replacement Grant PRSUs, with the number of earned Replacement Grant PRSUs that vests determined based on actual performance following the end of the performance period, and without the requirement of continued employment.

Reimbursement of Business Expenses:	You will be reimbursed by the Company for all reasonable business expenses incurred in accordance with Company policy.

Retirement, Medical, Insurance and Other Benefits:	You will be eligible to participate in the employee benefits plans and programs provided by the Company to other senior executives, as in effect from time to time. You will also be entitled to personal security services pursuant to the Company’s executive security program, as in effect from time to time.

Aircraft:	You will be eligible to use the Company aircraft for (i) business-related travel in accordance with the Company’s travel policy, (ii) travel between your city of residence and the Company’s headquarters in Seattle, Washington and (iii) your personal travel in accordance with the Company’s policies, up to a maximum amount of $250,000 per year, which amount will be based on the aggregate incremental cost to the Company.

Legal Fees:	The Company shall reimburse you for up to $50,000 in reasonable legal and advisory fees and expenses incurred in connection with you entering into (i) this Annex, (ii) the related offer letter, (iii) the Severance Plan Participation Agreement and (iv) the LTIP documents with respect to the Replacement Grant.

Taxation:

Notwithstanding anything in this Annex or any other plan, arrangement or agreement to the contrary:

All payments and benefits under this Annex or otherwise provided to you by the Company may be subject to applicable tax withholding by the Company, and the Company may withhold from such amounts payable or benefits to be provided to you up to the maximum allowable withholding, including in respect of employment taxes.

In the event that any payment or benefit received or to be received by you (whether pursuant to this Annex or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Internal Revenue Code (“280G”) or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the payments or benefits to be received by you that are subject to 280G shall be reduced to the minimal extent necessary (and in a manner intended to provide the greatest economic benefit to you) so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments in the absence of a such reduction (after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments).

The payments and benefits in this Annex are intended to be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (“409A”). Each such payment and benefit that is payable in installments shall be construed as a separate identified payment for purposes of 409A. You will not be considered to have terminated employment with the Company for purposes of any payments or benefits in connection with termination which are subject to 409A until you have incurred a “separation from service” within the meaning of 409A. If you terminate employment, then solely to the extent necessary to avoid accelerated taxation and / or tax penalties under 409A, any payments and benefits in this Annex that are payable within the six-month period following your termination date will instead be paid on the first business day following the six-month anniversary of your termination date (or if earlier, the date of death). To the extent required to avoid accelerated taxation and / or tax penalties under 409A, amounts reimbursable to you will be paid to you on or before the last day of the year following the year the expense was incurred, and the amount of expenses for reimbursement (and in-kind benefits) during one year may not affect amounts reimbursable or provided in any subsequent year. If your termination date occurs after November 1 of a given calendar year, any severance payments provided in this Annex will be paid (or commence to be paid) in January of the following calendar year. The Company makes no representation that any or all of the payments and benefits described in this Annex will be exempt from or comply with 409A. To the extent that a modification to any payment or benefit is necessary to prevent any adverse tax consequences under 409A, you and the Company will work together in good faith to effect such a modification.

Indemnity; D&O Insurance:	You will be subject to and covered by the indemnification policy and by-laws of the Company, and any other agreement or procedure maintained by the Company with respect to indemnification, at all times during and following your employment, on a basis no less favorable than that of the Company’s other officers and directors, and you shall be a named insured under the Company’s D&O policies.

Clawback Policy:	You will be subject to any clawback or recoupment provisions as may be required pursuant to any applicable laws, government regulations, stock exchange listing requirements or Company policies in effect from time to time, including the Company’s Amended and Restated Recovery of Incentive Compensation Policy.

Governing Law:	State of Washington

[Signature Page Follows]

By the signatures of the parties below, which may be in counterparts, this Annex shall be effective as of the date first set forth above.

STARBUCKS CORPORATION

/s/ Mellody Hobson
Mellody Hobson
Independent Starbucks Board of Directors chair

EXECUTIVE

/s/ Brian R. Niccol
Brian R. Niccol